Exhibit 10.2

Via Email

To:    David Whitescarver, Vice President, Corporate Development & Intellectual Property

Cc:    Steve Rempe, Chief Human Resources Officer

Re:    Transition Agreement

Dear David:
As you know, you have indicated to Cardiovascular Systems, Inc. (“CSI”) that you plan to voluntarily resign your employment with CSI for the purpose of retirement. The purpose of this letter agreement is to confirm your and CSI’s agreement with regard to the upcoming transition and end of your employment relationship with CSI, which are intended to extend your employment and services for a period of time to provide for a smooth transition for CSI. As used herein, the “Transition Period” shall be the period commencing as of the date you sign this letter agreement (this “Agreement”) below and ending at the close of business on June 30, 2022, or such earlier date as is agreed between you and CSI (the “Separation Date”). This Agreement supplements the Employment Agreement between you and CSI dated May 11, 2017 (the “Employment Agreement”).

Following the execution of this letter agreement, you will remain employed in your current role of Vice President of Corporate Development and Intellectual Property under your current terms and conditions of employment. If mutually agreed between you and CSI prior to the Separation Date, you may transition to a part time schedule equaling 20 hours per week, which will continue through the Separation Date. All other terms and conditions of employment remain in place. Your resignation from your position as an employee and executive officer of CSI will be effective on the close of business on the Separation Date. Effective as of the Separation Date, you will no longer be eligible for CSI’s Executive Officer Severance Plan, as restated August 22, 2018 (the “Plan”), or under any other then-existing severance plan of CSI; instead, you will be offered the Separation Package summarized below. Notwithstanding the foregoing, if, prior to the Separation Date, CSI terminates your employment: (i) without Cause (including due to Reduction-In-Force) or (ii) you resign for Good Reason following a Change of Control, as those terms are defined in the Plan, CSI will offer you a severance package equal to what you would have been offered under such Plan as a Section 16 Officer and the terms of this letter agreement will be null and void.
Your annual bonus eligibility for FY22 (July 1, 2021 – June 30, 2022) will remain in place unchanged per the terms and conditions of the applicable bonus plan, whether currently in place and/or that may be established prior to the Separation Date; provided, that if the Separation Date is prior to June 30, 2022, your bonus, if any, will be calculated on a pro-rata basis for the portion of the applicable period in which you were an employee. You will not be eligible to earn or receive any bonus pay for any period commencing July 1, 2022.

Your employment with CSI will end on the Separation Date as a result of your voluntary resignation due to retirement. As of the Separation Date, CSI will offer you a separation package (collectively, the “Separation Package”) consisting of (1) a twelve month consulting arrangement, effective on the day after the Separation Date, under which you will be paid $300.00 per hour for work performed on behalf of CSI, requested by CSI; provided, however, that in no event shall such consulting services be greater than 20 hours per month and provided that you sign a consulting agreement in a form supplied by CSI (the “Consulting Agreement”); (2) accelerating the vesting of your time-based restricted stock awards; and (3) allowing your performance-based restricted stock awards to vest on a pro-rata basis in accordance with the respective award agreements (provided, that the performance criteria for such vesting are met as determined by CSI in accordance with the terms for such restricted stock (in or around August or September 2022, 2023 and 2024) such that, if and to the extent applicable, such shares will vest as of such determination). Your eligibility for and receipt of the Separation Package is conditioned upon your remaining in compliance with any restrictive covenant agreements you have with CSI, including those set forth in Sections 9-13 of your Employment Agreement, and you executing, not rescinding and complying with a full and final release of claims agreement in favor of CSI in a form supplied by CSI, to include other standard terms such as cooperation, non-disparagement and confidentiality (the “Separation Agreement”). The Separation Agreement and the Consulting Agreement will be provided to you on or after the Separation Date for your signature, and will be in substantially the form that has been provided to you contemporaneously with this letter.
Notwithstanding anything herein to the contrary, during the Transition Period, you will remain employed on an at-will basis as provided in Section 8 of your Employment Agreement. If your employment is terminated with Cause (as defined in the Plan) prior to the Separation Date, you will not be eligible for the Separation Package set forth herein (or any severance benefits under the Plan or any other severance plan of CSI). If you resign your employment with CSI for any reason or die prior to the Separation Date, you will not be eligible for the Separation Package set forth herein (or any severance benefits under the Plan or any other severance plan of CSI), unless otherwise agreed by CSI in writing. For the avoidance of doubt, the parties agree that as of your signing of this Agreement, any severance provisions of your Employment Agreement shall be of no further force or effect and shall be superseded by this Agreement.

If you agree with the terms outlined in this Agreement, please sign and date below, and return to me by December 16, 2021. David, we are grateful for your years of service to CSI and look forward to working with you during the Transition Period. Please do not hesitate to contact me if you have any questions.

Sincerely,

/s/ Scott Ward

Scott R. Ward
President & Chief Executive Officer

Agreed:

/s/ David Whitescarver	December 16, 2021
David Whitescarver	Date